EXHIBIT 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-171232, 333-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-100572, 333-111399, 333-121418, 333-130619, 333-156333 and Form S-3 Nos. 333-160953 and 333-183989) of FedEx Corporation and in the related Prospectuses, of our report dated December 20, 2012, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended November 30, 2012.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 20, 2012